UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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REED’S, inc.
(Name of Registrant as Specified in Its Charter)

the committee to rescue reed’s JEFFREY T. GLIDDEN joseph grace JEFFREY V. HEMBROCK EDWIN R. LOZANO JAMES G. MCRITCHIE GARY W. SPIRO MATHEW D. TEKULSKY
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Edwin R. Lozano, together with the other participants named herein (collectively, the “Committee to Rescue Reed’s”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the upcoming 2016 annual meeting of stockholders of Reed’s, Inc., a Delaware corporation.

On October 25, 2016, BevNET.com issued the following article which includes certain statements by Mr. Lozano:

Reed’s Inc. Board Saga Continues

Martín Caballero
Oct. 25, 2016 at 4:54 pm

The rumblings at Reed’s continue.

Last week, BevNET reported on the internal conflict over the composition of the company’s five-member Board of Directors, a division which has pitted CEO Chris Reed against a group of activist investors calling themselves The Committee to Rescue Reed’s.

This week the conflict took a more personal turn, with the dissident stockholders’ committee leader, Edwin Lozano, and Reed each questioning the other’s professional backgrounds, and a former board member who had tried to mediate the dispute joining Lozano’s faction.

Speaking to BevNET last week, Reed said, “We haven’t been able to verify Ed Lozano is who he says he is. Period. That was one of the criteria moving forward. He wasn’t willing to share anything in that regard.”

In an interview with BevNET on Monday, Lozano countered those claims. “That’s false,” he said, adding that he submitted biographic information, references and a resume to a mediation team composed of former board members Joseph Grace and David Robinov within one day of Reed’s original request. “I definitely want to clarify that that is false misinformation. It’s unfortunate that Chris would state that when the facts are clearly the opposite.”

In another development, the Committee announced in a statement issued on Oct. 21 that the Grace- and Robinov-led mediation process established to vet board candidates from both the Committee and Reed, as of Oct. 6, had been “obstructed by Mr. Reed’s failure to provide the names and contact information of the Board’s recommended nominees.” It also stated that Grace had joined the committee and was assisting their efforts to rebuild the board.

“I think it is telling that after three works of working with Chris and the company and with us, we collectively suspended the process and Joe joined our group officially,” said Lozano.

The conflict began in August, when the Committee sent a letter to Reed and the company board expressing frustration at “shortcomings in the Company’s operational strategy and financial performance, as well as its weak governance oversight and practices” while pressing the need to add “members who have greater industry expertise and proven business acumen.”

On October 11, the Committee issued a second letter accusing Reed of being uncooperative and unresponsive towards its good faith efforts to name and vet candidates for the board. In response, Reed told BevNET that the Committee, and specifically its leader, Edwin Lozano, were not being transparent in presenting their credentials and that it was rushing through the process of selecting board members.

In a lengthy interview with BevNET this week, Lozano categorically denied Reed’s claims, countering that it was the CEO who failed to work in good faith to address the Committee’s various concerns about the brand.

Lozano said the Committee was created in reaction to a perceived lack of interest from Reed towards the concerns of a significant number of shareholders over an extended period of time.

“I and other longstanding shareholders were very supportive of the company in terms of the product and the brand,” said Lozano. “However, we were always cautious about the management, and Chris in particular, in terms of the operational performance. Time and time again, the company would have issues and as passive investors at the time, myself and other shareholders would contact the company, contact Chris, and make recommendations, make suggestions, even volunteer to help. Unfortunately, many times, aside from some kind of reply, they kind of fell on deaf ears.”

Lozano said the committee came together in August in response to the shareholders’ ongoing concerns, combined with issues like falling stock value, continued operational issues, and the resignation of board member Mark Harris.

“We unfortunately feel that’s the only way to get Chris’s attention and hopefully enact change at the company,” said Lozano. “Obviously our passive approach in the past has not worked.”

The Committee subsequently began preparing a slate of nominees to be submitted at a proxy contest for selecting board members at the next shareholders’ meeting later this year. Joe Grace and David Robinov, Reed’s shareholders and former board members, agreed to mediate between the two sides by reviewing and vetting each party’s slate of candidates with the goal of finding a compromise acceptable to both, a process agreed to by both sides.

According to Lozano, the Committee’s slate of candidates were interviewed and vetted by the mediation team, while Reed failed to provide any names for review. He provided a link to documentation filed with the U.S. Securities and Exchange Commission that lists the Committee’s five nominees as Lozano, Jeffrey T. Glidden, Jeffrey V. Hembrock, James G. McRitchie and Mathew D. Tekulsky. It also includes share ownership figures for each nominee.

Lozano said Reed never divulged his list of nominees, and that he only learned about the possible involvement of beverage industry veteran John Bello upon reading an article in BevNET. Bello reportedly refused to be vetted, although the other candidate submitted by Reed, Bruce Nierenberg, did meet with Grace and Robinov.

Lozano added that he had not been informed or seen any other names that could potentially be included on Reed’s slate of nominees. That includes Lewis Jaffe, who was announced by Reed’s Inc. as a new board member on Oct. 20, taking the slot vacated after Harris’s resignation.

“I personally can’t speak on behalf of the group, but I would still like to see some kind of unified board slate outcome that avoids a proxy,” he said. “But that window is closing very quickly.”

He added: “We are kind of professionals; we put everything in writing, we speak clearly, we are transparent and very clear with our objectives. In my opinion, Chris is not. I would think that many would agree with that. That’s kind of a business style, which is one thing. But then the other thing is clearly with have a misalignment on performance.”

When asked to appraise Reed’s Inc.’s Q3 earnings, which were made public on Oct. 14, Lozano said he was pleased to see the company regaining shelf space and volume behind Reed’s Ginger Brew, which he said should be the core focus of the company. Yet he expressed disappointment that the company didn’t put forth significantly better profits after a period in which expenses were cut across the board.

“Instead of selling more product, they should have been focused on getting gross margins up to 35 percent or higher,” said Lozano. He described Reed’s third quarter gross margin of 23.4 percent, up from 14.6 percent, as “unsustainable.”

Amidst the dueling accusations and simmering acrimony between the two groups, the pivotal question remains: can Chris Reed and Lozano’s Committee ultimately emerge from their conflict and work together to strengthen Reed’s Inc.? Despite the uncertain outcome, Lozano remains hopeful.

“We hopefully will transition from a company that has centered around Chris to a company that is working for the benefit of all its shareholders. That is one thing that we strove throughout this whole process to accomplish,” said Lozano. “I don’t think going forward that Chris can just blow off shareholders. We’ve brought that to the forefront, and there are many shareholders who have contacted us and told us they appreciate what we are doing, that this has been a long time coming, and that they are going to vote for us come the annual meeting.”

“Chris will concede that he wasn’t even thinking about this,” added Lozano. “He kind of jokingly told me something along the lines of, ‘In some ways I should thank you because I wouldn’t have done this, you are pushing me to do this.’”

Source: BevNET.com.  BevNET.com is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

INFORMATION CONCERNING THE PARTICIPANTS

Edwin R. Lozano, together with the other the participants named herein (collectively, "the Committee to Rescue Reed's") intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of their slate of five (5) highly qualified director nominees at the 2016 annual meeting of stockholders of Reed's, Inc., a Delaware corporation (the "Company").

THE COMMITTEE TO RESCUE REED'S STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Joseph Grace, Jeffrey T. Glidden, Jeffrey V. Hembrock, Edwin R. Lozano, James G. McRitchie, Gary W. Spiro and Mathew D. Tekulsky.

As of the date hereof, Mr. Grace beneficially owned 505,000 shares of Common Stock. As of the date hereof, Mr. Lozano beneficially owned 171,054 shares of Common Stock. As of the date hereof, Mr. McRitchie beneficially owned 22,779 shares of Common Stock. As of the date hereof, Mr. Spiro beneficially owned 97,951 shares of Common Stock. As of the date hereof, Mr. Tekulsky beneficially owned 107,500 shares of Common Stock. As of the date hereof, Messrs. Glidden and Hembrock do not beneficially own any shares of Common Stock.